Exhibit 99.1
The Coca-Cola Company Announces Retirements of Three Directors

ATLANTA, July 23, 2024 – The Coca-Cola Company announced today that three longtime board members – Barry Diller, Alexis Herman and Marc Bolland – are retiring from their duties as directors effective Aug. 1.

The three directors have served a combined 48 years on The Coca-Cola Company board.

“I thank Barry, Alexis and Marc for their years of service and significant leadership they’ve provided for our company,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “All three of these strong business leaders have made important contributions in their own, distinct ways. They will be missed, and I wish them all the best.”

Quincey said the company will continue its ongoing work to refresh the board with new directors.

“Our board is comprised of a highly capable group of leaders who are well-equipped to oversee our business and represent the interests of our shareowners,” Quincey said. “We will ensure that future nominees contribute to the collective expertise of our board, just as Barry, Alexis and Marc have done over the years.”

About Barry Diller

Diller has been a director of The Coca‑Cola Company since 2002 and chairman of the finance committee since 2013. He is chairman of the board and senior executive of IAC Inc., a leading media and Internet company.

Diller is also chairman of the board and senior executive of Expedia Group Inc., an online travel company. He previously served as special advisor to TripAdvisor Inc. from 2013 to 2017 and as its chairman and senior executive from 2011, when it was spun off from Expedia Inc., to 2012.

Diller is a director at MGM Resorts International.

About Alexis Herman

Herman has been a director of The Coca‑Cola Company since 2007. She is chair and CEO of New Ventures LLC, a risk management consulting firm.

Herman is chair of Toyota Motor Corp.'s Diversity Advisory Board. She previously served as chair of the business advisory board of Sodexo Inc., an integrated food and facilities management services company.

As chair of The Coca-Cola Company’s Human Resources Task Force from 2001 to 2006, Herman worked with the company to identify ways to improve its human resources policies and practices following the November 2000 settlement of an employment lawsuit.

Herman served as U.S. Secretary of Labor from 1997 to 2001. She previously served as a director at Cummins Inc. and Entergy Corp.

She is a director at MGM Resorts International, along with Diller.

About Marc Bolland

Bolland has been a director of The Coca‑Cola Company since 2015. He serves as senior advisor to Blackstone Group International Partners LLP (Blackstone Europe). He was chairman of Blackstone Europe from 2019 to 2023 and head of Blackstone’s European Portfolio Operations from 2016 to 2022. Blackstone is the world’s largest alternative asset manager.

He previously served as CEO and a director of Marks & Spencer Group, an international, multi-channel retailer based in the United Kingdom. He served as CEO and a director of WM Morrison Supermarkets, a leading supermarket chain in the United Kingdom. He also previously served as chief operating officer of Heineken N.V., one of the world’s largest brewers, and as an executive board member of Heineken.

He previously served as a director of International Consolidated Airlines Group.

Bolland is a director of Exor N.V.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our water, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak and Ayataka. Our juice, value-added dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Instagram, Facebook and LinkedIn.

The information contained on, or that may be accessed through, our website or social media channels is not incorporated by reference into, and is not a part of, this document.

Contacts:
Investors and Analysts: Robin Halpern, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com